Exhibit 10.1

Asset Purchase Agreement Harris-Furlong 6

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 9th day of August 2011 (the “Effective Date”) by and between Twin Cities Technical, LLC, a North Dakota limited liability company, and Irish Oil & Gas, Inc., a Nevada Corporation (collectively, the “Seller”), and Ante 5, Inc., a Delaware corporation (“Buyer”), for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement.

1.
Purchase and Sale of Assets: Seller agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Seller all of Seller’s right, title and interest in and to the mineral leases and assets described in Appendix A (collectively referred to as the “Assets”).

2.
Lease Obligations:  Except in the case of an Authorization for Expenditures (“AFE”s) and Joint Interest Billings (“JIB”s), seller is solely liable and obligated to perform and pay all obligations associated with the Assets that arise, accrue or become payable before the Closing.  Buyer is solely liable and obligated to perform and pay all obligations associated with the Assets that arise or accrue on or after the Closing Date.  In the event the Seller receives prior to the Closing an AFE or JIB associated with the Assets, Seller shall promptly notify Buyer of such receipt and, if instructed to do so by Buyer, execute the AFE or pay the JIB, for which Buyer will reimburse Seller after the Closing.

3.
Purchase Price:  In consideration for Seller’s conveyance, assignment, transfer and delivery of the Assets to Buyer, Buyer agrees to pay to Seller the following consideration (the “Purchase Price”):  cash in the amount of $1,413,658.62.

4.
The Closing: Closing of the purchase and sale of the Assets (the “Closing”) will occur no later than September 10th, 2011, (the “Closing Date”) as long as [a] Buyer is satisfied in its sole but reasonable discretion with its due diligence of the Assets and the form of any proposed assignments of those Assets, [b] no material adverse change has occurred to the Assets between the date of this Agreement and Closing Date, and [c] all representations and warranties of Seller made in this Agreement shall be true and correct as of the Closing Date.  At the Closing, Seller shall deliver to Buyer such bills of sale, deeds, assignments and other instruments of sale, conveyance, assignment and transfer as are sufficient to vest in Buyer the absolute, legal and equitable title to the Assets.  At the Closing, Buyer shall deliver to Seller the Purchase Price on the Closing Date.  All parties to this Agreement hereby agree to execute all documents and take all other actions reasonably necessary or appropriate in order to affect all the transactions contemplated herein.

5.
Representations and Warranties of Seller:  Seller represents and warrants to Buyer that as of the Closing Date [a] Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder, [b] Appendix A is a full and accurate description of the Assets that Buyer is purchasing and all agreements represented as associated with the Assets are binding, in full force and effect, are not in default, and are assignable to Buyer without consent by a third party, [c] Seller has disclosed to Buyer in Appendix A or another attached Appendix any and all debts, liabilities or other obligation of any nature, including but not limited to any unpaid AFEs and JIBs associated with the Assets, [d] the execution of this Agreement will not result in creating any new liability or other obligation of any nature on the Assets, [e] Seller has, and will convey to Buyer at Closing, good and marketable title to all Assets, free and clear of mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, [f] Buyer will be delivered no less than the net revenue interest as listed for each mineral leases in Appendix A, [g] to the best of Seller’s knowledge, there is no basis that would cause the prohibition of customary oil and gas drilling on the Assets, and [h] if any of the Assets are found to be defective as a result of a breach by the Seller of any of its representations, warranties and covenants in this Agreement (“Defective Mineral Asset”s), Seller covenants to promptly replace, at no cost to Buyer, Defective Mineral Assets with comparable new mineral Assets having the same or greater value as the Defective Mineral Asset (“Replacement Mineral Asset”s). In the event that the parties disagree on what is a comparable Replacement Mineral Asset, the final determination will be made by a mutually agreed upon consulting geologist.  If the Seller is unable to replace the Defective Mineral Asset, then the indemnification amount will be equal to the Purchase Price associated with the Defective Mineral Asset.  Upon Buyer’s inclusion of a Replacement Mineral Asset, Buyer will assign the Defective Mineral Asset back to the Seller.

6.	Referrals & Broker Fees: Seller has not agreed to pay brokerage or finder fees or other fees or commissions with respect to the transactions contemplated by this Agreement.

7.
Other:  Waiver: If any party waives rights hereunder resulting from a breach by the other party of any provisions herein, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.  Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.  Successors & Assigns:  Each covenant and representation of this Agreement shall inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.  Entire & Sole Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written agreement signed by the parties.  Governing Law & Venue: This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The venue for any action hereunder shall be in the appropriate forum in the State of North Dakota.  Counterparts: This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Attorney Fees and Costs: In the event that either party must resort to legal action in order to enforce or defend the provisions of this Agreement, the prevailing party shall be entitled to receive reimbursement from the non-prevailing party for reasonable attorneys’ fees and other costs incurred in commencing, defending or enforcing this Agreement, including but not limited to post judgment costs.  Remedies: Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Severability: In the event that any provision or part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of this Agreement.

9.
Termination:  This Agreement will be effective on the date first above written and extend until the Closing Date unless Seller and Buyer by mutual written agreement either terminate this Agreement prior to, or extend the term of this Agreement beyond, the Closing Date.

10.
Private & Confidential:  Seller agrees to not disclose to any third party the transactions contemplated by this Agreement (“Confidential Information”) unless disclosure is required in order for Seller to comply with applicable laws.  This confidentiality requirement does not apply to Confidential Information that has become public knowledge.  This confidentiality requirement survives the Closing Date.

IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

SELLER, Irish Oil & Gas, Inc.	SELLER, Twin Cities Technical, LLC	BUYER, Ante5, Inc.
/s/ Tim Furlong	/s/ Terry L. Harris	/s/ Bradley Berman
Tim Furlong, Vice President	Terry L. Harris, President	Bradley Berman, CEO
Irish Oil & Gas, Inc. Attn: Tim Furlong PO Box 2356 Bismarck, ND 58502	Twin Cities Technical, LLC Attn: Terry L. Harris P.O. Box 2323 Bismarck, ND 58502	Ante5, Inc. Attn: Bradley Berman 10275 Wayzata Blvd., Suite 310 Minnetonka, MN 55305
Telephone: (701) 751-3141	Telephone: (701) 223-4866	Telephone: (952) 426-1851

Email: tim@irishog.com	Email: tharris123@gmail.com	Email: bberman@ante5oil.com

APPENDIX A to Harris-Furlong 6
LIST OF ASSETS